Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "SHUTTLE PHARMACEUTICALS HOLDINGS, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF MAY, A.D. 2026, AT 1:48 O`CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

6831826 8100
SR# 20262194172

Authentication: 203813904
Date: 05-01-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:48 PM 05/01/2026
FILED 01:48 PM 05/01/2026
SR 20262194172 - File Number 6831826

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B-2 CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the "**Corporation**"), that the following resolution was duly adopted by the Board of Directors of the Corporation (the "**Board**"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "**DGCL**"), pursuant to a unanimous written consent of the Board executed on April 23, 2026, in lieu of a meeting, which resolution provides for the creation of a series of the Corporation's Preferred Stock, par value $0.00001 per share, which is designated as "Series B-2 Convertible Preferred Stock," with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS, the Amended and Restated Certificate of Incorporation, as amended, of the Corporation (as amended, the "**Certificate of Incorporation**") authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority conferred upon the Board by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board, (ii) the Board hereby authorizes the issuance of up to 4,000 shares of "**Series B-2 Convertible Preferred Stock**", and (iii) the Board hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Series B-2 Convertible Preferred Stock, as follows:

TERMS OF SERIES B-2 CONVERTIBLE PREFERRED STOCK

1. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"**Business Day**" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to "stay at home," "shelter-in-place," "non-essential employee" or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

"**Commission**" means the United States Securities and Exchange Commission.

"**Common Stock**" means the common stock, par value $0.00001 per share, of the Corporation, and the Corporation's stock of any other class into which such common stock or such stock of any other class may hereafter be reclassified or changed.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"**Holder**" means a holder of Series B-2 Convertible Preferred Stock.

"**Junior Securities**" means any class of securities that is specifically designated as junior to the Series B-2 Convertible Preferred Stock.

"**Liquidation Value**" means, with respect to any share of Series B-2 Convertible Preferred Stock on any given date, $5,000 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series B-2 Convertible Preferred Stock).

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"**Stockholder Approval**" means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company with respect to each of (i) the issuance of the all Conversion Shares issuable upon the conversion of the Series B-2 Convertible Preferred Stock and (ii) if necessary, a proposal to amend the Certificate of Incorporation to increase the authorized share capital of the Company to an amount sufficient to cover the Conversion Shares or to effectuate a reverse stock split whereby the authorized share capital is not split and is sufficient to cover the Conversion Shares (and such reverse split is effectuated)(the "**Capital Event**").

"**Stockholder Approval Date**" means the date on which Stockholder Approval is received and deemed effective under Delaware law.

"**Trading Day**" means a day on which the principal Trading Market is open for business.

"**Trading Market**" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

2. Designation. There shall be a series of Preferred Stock that shall be designated as "Series B-2 Convertible Preferred Stock" (the "**Series B-2 Convertible Preferred Stock**") and the number of shares constituting such series shall be 2,200. The rights, preferences, powers, restrictions, and limitations of the Series B-2 Convertible Preferred Stock shall be as set forth herein.

3. Voting.

3.1 Except as otherwise provided herein or as otherwise required by the DGCL, the Series B-2 Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series B-2 Convertible Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series B-2 Convertible Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series B-2 Convertible Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, in each case if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B-2 Convertible Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, or (ii) enter into any agreement with respect to any of the foregoing.

3.2. Any vote required or permitted hereunder or required by applicable law may be taken at a meeting of the Holders or through an action by written consent in lieu of such meeting in accordance with Section 228 of the DGCL.

4. Dividends. No dividends shall be paid on shares of Series B-2 Convertible Preferred Stock, except as required by applicable law.

5. Rank; Liquidation.

5.1. With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series B-2 Convertible Preferred Stock shall rank: (i) senior to all Junior Securities; (ii) on parity with the Common Stock, the Corporation's Series B-1 Convertible Preferred Stock, and any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B-2 Convertible Preferred Stock (the "**Parity Securities**"); and (iii) junior to any other class or series of Preferred Stock or other capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B-2 Convertible Preferred Stock (collectively, the "**Senior Securities**").

5.2. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "**Liquidation**"), each Holder shall be entitled, together pro rata with the holders of Parity Securities, to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B-2 Convertible Preferred Stock held by such Holder. For the avoidance of any doubt, a Fundamental Transaction (as defined below) shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6. Redemption. The Series B-2 Convertible Preferred Stock shall have no redemption rights; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

7. Conversion.

7.1 Automatic and Optional Conversions. The shares of Series B-2 Convertible Preferred Stock shall be convertible into shares of Common Stock (the "**Conversion Shares**") as follows:

7.1.1 Automatic Conversion. Each share of Series B-2 Convertible Preferred Stock shall be convertible into Conversion Shares, automatically, irrevocably and without an action required on the part of the Corporation or the Holder thereof, within three (3) Business Day after the date that the Corporation's stockholders approve the conversion of the Series B-2 Convertible Preferred Stock into shares of Common Stock in accordance with the listing rules of the Trading Market (the "**Stockholder Approval**").

7.1.2 Effective as of 9:00 a.m. Eastern time on the third (3rd) Business Day after the Stockholder Approval Date, the outstanding shares of Series B-2 Convertible Preferred Stock held by each Holder thereof shall, without any further action on the part of the Corporation or such Holder, automatically and irrevocably convert into such number of duly authorized, validly issued, fully paid and non-assessable Conversion Shares equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (as defined below) set forth in Section 7.3 (an "**Automatic Conversion**"). The initial conversion price per Share (the "**Conversion Price**") shall be equal to $1.03, subject to adjustment as applicable in accordance with Section 8.

In determining the application of the Beneficial Ownership Limitations solely with respect to an Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership within at least two (2) Business Days prior to the Stockholder Approval Date (a "**Beneficial Ownership Statement**") and assuming the conversion of all shares of Series B-2 Convertible

Preferred Stock held by all other Holders less the aggregate number of shares of Series B-2 Convertible Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within two (2) Business Days prior to the Stockholder Approval Date, then the Corporation shall presume the Holder's beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series B-2 Convertible Preferred Stock that are converted in an Automatic Conversion are referred to as the "**Converted Stock**."

(a) Converted Stock that is registered in book entry form shall be automatically converted upon the Automatic Conversion into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders.

(b) Converted Stock that is issued in certificated form shall be automatically converted upon the Automatic Conversion into the corresponding Conversion Shares and any certificate that formerly represented the Converted Stock shall be deemed to represent the Conversion Shares into which the Converted Stock shall have been automatically converted. For the avoidance of doubt, upon the Automatic Conversion, all shares of Series B-2 Convertible Preferred Stock to be converted thereby shall be converted, whether or not any physical certificate(s) representing the Converted Stock shall have been delivered to the Corporation in advance thereof.

(c) Whether or not the Converted Stock is in book-entry or certificated form, upon the Automatic Conversion, the Holder thereof shall cease to have any rights as holder of shares of Series B-2 Convertible Preferred Stock, except for the right to receive the Conversion Shares into which the Converted Stock has been converted in accordance with the terms of this Certificate of Designation. Notwithstanding the foregoing and the automatic conversion of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation's failure to convert the Converted Stock in accordance with the terms of this Certificate of Designation.

7.1.2 Optional Conversion Following Stockholder Approval Date. Subject to Section 7.1.1 and Section 7.3, at any time and from time to time as of 5:00 p.m. Eastern Time on the first (1st) Business Day after the Stockholder Approval Date, each Holder of shares of Series B-2 Convertible Preferred Stock that were not converted in the Automatic Conversion due to the Beneficial Ownership Limitation may, at its option, effect conversions of one or more shares of such Holder's Series B-2 Convertible Preferred Stock into a number of shares of Common Stock equal to the Conversion Ratio (each, an "**Optional Conversion**") by delivering to the Corporation a form of conversion notice attached hereto as Annex A (a "**Notice of Conversion**"), duly completed and executed. The date on which an Optional Conversion shall be deemed effective (the "**Conversion Date**") shall be close of business on the Trading Day that the Notice of Conversion, completed and executed, is sent via email to such other email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with Section 11, and received during regular business hours by, the Corporation.

7.2. Conversion Ratio. The "**Conversion Ratio**" for each share of Series B-2 Convertible Preferred Stock shall be 4,854 shares of Common Stock issuable upon the conversion of each share of Series B-2 Convertible Preferred Stock (corresponding to a ratio of 4,854:1), subject in each case to adjustment as provided herein.

7.3. Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, no conversion of a share of Series B-2 Convertible Preferred Stock shall be effective, and a Holder shall not have the right to convert any portion of the Series B-2 Convertible Preferred Stock, to the extent that, after giving effect to an attempted or proposed conversion pursuant to the Automatic Conversion or pursuant to an Optional Conversion as set forth on an applicable Notice of Conversion, as the case may be, such Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder's for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any "group" of which the Holder is a member (the foregoing, "**Attribution Parties**")) would beneficially own a number of shares of

Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B-2 Convertible Preferred Stock subject to the Automatic Conversion or the Notice of Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B-2 Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 7.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 7.3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation's most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation's transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B-2 Convertible Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The "**Beneficial Ownership Limitation**" shall initially be set at 4.99% for each Holder and its Attribution Parties and may be adjusted at the discretion of the Holder to a number between 4.99% and 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Automatic Conversion or such Notice of Conversion (as applicable), to the extent permitted pursuant to this Section 7.3. In the case of any Optional Conversion, the Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (i) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 9.9%, to the extent then applicable and (ii) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage (but in no event less than 4.9%). Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 7.3.

7.4. <u>Mechanics of Conversion</u>.

7.4.1 <u>Delivery of Certificate or Electronic Issuance Upon Conversion</u>. Not later than one (1) Trading Day after the applicable Conversion Date (the "**Share Delivery Date**"), the Corporation shall either: (a) in the event that the Holder has so elected in a Notice of Conversion, deliver, or cause to be delivered, to such Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of the shares of Series B-2 Convertible Preferred Stock or (b) otherwise shall deliver, or cause to be delivered, to such Holder, documentation of the book entry for the number of Conversion Shares being acquired pursuant to the conversion.

7.4.2 <u>Reservation of Shares Issuable Upon Conversion</u>. The Corporation covenants that, following the occurrence of a Capital Event and thereafter for so long as any Series B-2 Convertible Preferred Stock remains issued and outstanding, the Corporation will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of outstanding shares of Series B-2 Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B-2 Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be equal to the number of shares of Common Stock issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding shares of Series B-2 Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

7.4.3 Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series B-2 Convertible Preferred Stock. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B-2 Convertible Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

7.4.4 Transfer Taxes. The delivery of certificates or book-entry documentation representing shares of the Common Stock upon conversion of the Series B-2 Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the delivery of any such certificate, or any registration of book-entry shares, upon conversion in a name other than that of the registered Holder(s) of such shares of Series B-2 Convertible Preferred Stock and the Corporation shall not be required to deliver such certificates unless or until the Person or Persons requesting the delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

7.5. Status as Stockholder. Upon each conversion of shares of Series B-2 Convertible Preferred Stock, (i) such shares of Series B-2 Convertible Preferred Stock being converted shall automatically convert into shares of Common Stock and (ii) the applicable Holder's rights as a holder of such converted shares of Series B-2 Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates or book-entry documentation for such shares of Common Stock in the manner provided herein and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, each applicable Holder shall retain all of its rights and remedies for the Corporation's failure to convert Series B-2 Convertible Preferred Stock in accordance with terms of this Certificate of Designation. In no event shall the Series B-2 Convertible Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

8. Certain Adjustments.

8.1. Stock Dividends and Stock Splits. If the Corporation, at any time while any Series B-2 Convertible Preferred Stock is outstanding, pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Series B-2 Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock, the Conversion Price in effect immediately prior to any such dividend or distribution shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B-2 Convertible Preferred Stock shall be proportionately increased. If the Corporation, at any time while any Series B-2 Convertible Preferred Stock is outstanding, (A) subdivides outstanding shares of Common Stock into a larger number of shares or (B) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 8.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

8.2. Adjustment Upon issuance of Shares of Common Stock. If and whenever on or after the Closing, the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 8 is deemed to have granted, issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any securities granted issued or sold or deemed to have been granted issued or sold pursuant to an Exempt Issuance) for a consideration per share (the "**New Issuance Price**") less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the "**Applicable Price**") (the foregoing a "**Dilutive Issuance**"), then immediately after

such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 8.2), the following shall be applicable:

8.2.1. Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities (as defined below) (collectively, "Options"), and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale (or the time of execution of such agreement to grant, issue or sell, as applicable) of such Option for such price per share. For purposes of this Section 8.2.1, the "lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof" shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting, issuance or sale (or pursuant to the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting, issuance or sale (or the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration (including, without limitation, consideration consisting of cash, debt forgiveness, assets or any other property) received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

8.2.2. Issuance of Convertible Securities. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock (**"Convertible Securities"**), and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For the purposes of this Section 8.2.2, the "lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof" shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable (including, without limitation, any consideration consisting of cash, debt forgiveness, assets or other property) by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon

exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 8.2, except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

8.2.3. Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 8.2), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold . For purposes of this Section 8.2.2, if the terms of any Option or Convertible Security (including, without limitation, any Option or Convertible Security that was outstanding as of the Subscription Date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 8.2 shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

8.2.4. Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the "**Primary Security**", and such Option and/or Convertible Security and/or Adjustment Right, the "**Secondary Securities**" and together with the Primary Security, each a "Unit"), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Convertible Security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Sections 8.1.2 or 8.1.2 above and (z) the lowest closing price of the shares of Common Stock on any Trading Day during the five (5) Trading Day period (the "**Adjustment Period**") immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if Series B-2 Convertible Preferred Stock is converted, on any given Conversion Date during any such Adjustment Period, solely with respect to such portion of the Series B-2 Convertible Preferred Stock converted on such applicable Conversion Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Conversion Date). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the closing price of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "**Valuation Event**"), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

8.2.5. Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

8.3. Fundamental Transaction. If, at any time while the Series B-2 Convertible Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than any such transaction in which the Corporation is the surviving or continuing entity and the outstanding shares of its Common Stock are not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 6.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "**Fundamental Transaction**"), then, upon any subsequent conversion of the Series B-2 Convertible Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the "**Alternate Consideration**"). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B-2 Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 8.3 and insuring that the Series B-2 Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least twenty (20) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

8.4. Conversion Floor Price. Notwithstanding the foregoing, no adjustments shall be made to the extent the Conversion Price as so adjusted would be less than the Floor Price. For purposes hereof, "**Floor Price**" means $0.21 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement).

9. Transfer. A Holder may transfer any shares of Series B-2 Convertible Preferred Stock, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10. Series B-2 Convertible Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series B-2 Convertible Preferred Stock, in which the Corporation shall record, in addition to any information otherwise required by law to be set forth on such register, (i) the name, address, electronic mail address of each Holder in whose name the shares of Series B-2 Convertible Preferred Stock have been issued and (ii) the name, address, electronic mail address of each transferee of any shares of Series B-2 Convertible Preferred Stock. The Corporation may treat the person in whose name any share of Series B-2 Convertible Preferred Stock is registered on the register as the owner and holder thereof for all purposes.

11. Notices. Any and all notices or other communications or deliveries to be provided to the Corporation hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to Shuttle Pharmaceuticals Holdings, Inc., at 401 Professional Drive, Suite 260, Gaithersburg, MD 20879, Attention: Chief Executive Officer, email: cooper@venturefirst1.com, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided to a Holder hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to such Holder, at the address on the records of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 11 prior to 5:30 p.m. Eastern Time on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 11 between 5:30 p.m. and 11:59 p.m. Eastern Time on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

12. Book-Entry; Certificates. The Series B-2 Convertible Preferred Stock will be uncertificated and issued in book-entry form. To the extent that any shares of Series B-2 Convertible Preferred Stock are issued in book-entry form, references herein to "certificates" shall instead refer to the book-entry notation relating to such shares.

13. Lost or Mutilated Series B-2 Convertible Preferred Stock Certificate. If any certificate representing a Holder's Series B-2 Convertible Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B-2 Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested by the Corporation. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

14. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained in this Certificate of Designation and any right of the Holders of Series B-2 Convertible Preferred Stock granted under this Certificate of Designation may be waived as to all shares of Series B-2 Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series B-2 Convertible Preferred Stock then outstanding, unless a higher percentage is expressly required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

15. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

16. Status of Converted Series B-2 Convertible Preferred Stock. If any shares of Series B-2 Convertible Preferred Stock shall be converted or repurchased by the Corporation, such shares shall be retired and, upon retirement, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-2

Convertible Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Shuttle Pharmaceuticals Holdings, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock to be duly executed by its Chief Executive Officer on April 30, 2026.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

By: /s/ Christopher Cooper
Name: Christopher Cooper
Title: Chief Executive Officer

[Signature Page to Series B-2 Preferred Stock Certificate of Designation]

ANNEX A
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B-2 CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B-2 Convertible Preferred Stock, $0.00001 par value per share (the "**Series B-2 Convertible Preferred Stock**"), of Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the "**Corporation**"), indicated below, represented in book-entry form, into shares of common stock, $0.00001 par value per share (the "**Common Stock**"), of the Corporation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock (the "**Certificate of Designation**") filed by the Corporation with the Secretary of State of the State of Delaware on May 1, 2026.
CONVERSION CALCULATIONS:

Date to Effect Conversion: ____________________________

Number of shares of Series B-2 Convertible Preferred Stock owned prior to Conversion: ____________________________

Number of shares of Series B-2 Convertible Preferred Stock to be Converted: ____________________________

Number of shares of Common Stock to be Issued: ___________________________________

Address for delivery of physical certificates: ___________________________________

For DWAC Delivery, please provide the following:

Broker No.: ____

Account No.: ____

[HOLDER]

By: ____________
Name:
Title: